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                                                                    EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE


Contact: Dennis A. Bakal, President/CEO       (770) 907-3360
         Linda Decker, Investor Relations     (908) 788-9660

     Atlanta, Georgia (September 16, 1997) -- Professional Transportation Group Ltd., Inc. ("PTG") (Nasdaq-Small-Cap: TRUC) announced today that is has entered into an agreement with Continental American Transportation, Inc. ("Continental") (OTC Bulletin Board: COAW) whereby PTG has loaned, on a secured basis, $1.5 million to Carpet Transport, Inc. ("CTI"), a wholly-owned subsidiary of Continental for an exclusive 120 option to acquire the operations and assets of Carpet Transport, Inc., Blue Mack Transport, Inc. and Chase Brokerage, Inc., each of which are wholly-owned subsidiaries of Continental.

     Specific terms of the agreement were not disclosed, but it is subject to board approval and other conditions, including due diligence.

     Carpet Transport, Blue Mack and Chase have annualized estimated revenue of approximately $70 million and collectively have approximately 700 tractors and 1,200 trailers.

     Dennis A. Bakal, Professional Transportation Group Ltd., Inc's. President and Chief Executive Officer, stated "This agreement gives us the opportunity to take a good, hard look at CTI, Blue Mack and Chase which will help us determine whether to proceed with an acquisition. If the acquisition does go forward, I believe it will permit us growth opportunities in a more expedient manner than would be afforded solely by internal growth. In addition, the elimination of redundancies obtained in the combining of the companies resources would lead to economies of scale, as well as reduce certain costs and overhead, such as maintenance and fuel."

     PTG, an Atlanta, Georgia based company went public in June 1997 and provides ground transportation and logistics services to the air freight industry throughout the lower 48 states.

     Certain of the matters discussed in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward looking statements are
(i) that the information is of a preliminary nature and may be subject to further adjustment, (ii) variations in quarterly results, (iii) impact of competitors, (iv) the management of the Company's growth and expansion, (v) dependence on key personnel, and (vi) the other risks and uncertainties detailed from time to time in the Company's periodic reports filed with the Securities Exchange Commission and in the Company's registration statement on Form SB-2, as amended, filed with the Securities and Exchange Commission on April 4, 1997.